EXHIBIT 21.1

List of Subsidiaries

Name	Jurisdiction of Incorporation or Organization
Milagro Exploration, LLC	Delaware
Milagro Producing, LLC	Delaware
Milagro Resources LLC	Delaware
Milagro Mid-Continent LLC	Delaware